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CUSIP No. 891027-10-4                  13G                     Page 1 of 9 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.     11     )*
                                       ------------


                             TORCHMARK CORPORATION
                             ---------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  891027-10-4
                                  -----------
                                (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 891027-10-4                  13G                     Page 2 of 9 pages

    1    NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    AmSouth Bancorporation
                    No. 63-0591257
    ----------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                  (a) [_]
                                  (b) [_]
    ----------------------------------------------------------------------------
    3    SEC USE ONLY

    ----------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
    ----------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                                  N/A
    NUMBER OF       ------------------------------------------------------------
    SHARES          6  SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                      N/A
    EACH            ------------------------------------------------------------
    REPORTING       7  SOLE DISPOSITIVE POWER
    PERSON
    WITH                          N/A
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                                  N/A
    ----------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  N/A
   -----------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

   -----------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  N/A
   -----------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         HC
   -----------------------------------------------------------------------------
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CUSIP No. 891027-10-4                  13G                     Page 3 of 9 pages

   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    AmSouth Bank of Alabama
                    No. 63-0073530
   -----------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                   (a) [_]
                                   (b) [_]
   -----------------------------------------------------------------------------
   3     SEC USE ONLY

   -----------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Alabama
   -----------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                                   N/A
                    ------------------------------------------------------
   NUMBER OF        6  SHARED VOTING POWER
   SHARES
   BENEFICIALLY                    N/A
   OWNED BY         ------------------------------------------------------
   EACH             7  SOLE DISPOSITIVE POWER
   REPORTING
   PERSON                          N/A
   WITH             ------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                                   N/A
   -----------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   N/A

   -----------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

   -----------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   N/A
   -----------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         BK
   -----------------------------------------------------------------------------
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CUSIP No. 891027-10-4                  13G                     Page 4 of 9 pages


                               AMENDMENT NO. 11
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA



               Report for the Calendar Year Ended December 31, 1996

   Item 1(a)   Name of Issuer:
   ---------

               Torchmark Corporation

   Item 1(b)   Address of Issuer's Principal Executive Offices:
   ---------
               2001 Third Avenue South
               Birmingham, Alabama  35233

   Item 2(a)   Name of Persons Filing:
   ---------
               AmSouth Bancorporation
               AmSouth Bank of Alabama

   Item 2(b)   Address of Principal Business Office:
   ---------
               AmSouth Bancorporation
                  1400 AmSouth/Sonat Tower
                  Birmingham, Alabama  35203

               AmSouth Bank of Alabama
                  AmSouth/Sonat Tower
                  Birmingham, Alabama  35203

   Item 2(c)   Citizenship:
   ---------
               AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

   Item 2(d)   Title of Class of Securities:
   ---------

               Common stock

   Item 2(e)   CUSIP Number: 891027-10-4
   ---------

   Item 3      If this Statement is filed pursuant to Rules 13d-1(b) or 13d-
   ------      2(b), check whether the person filing is a:
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CUSIP No. 891027-10-4                  13G                     Page 5 of 9 pages


              (a)  [ ]   Broker or Dealer registered under Section 15 of the Act

              (b)  [X]   Bank as defined in Section 3(a)(6) of the Act

              (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
                         the Act

              (d)  [ ]   Investment Company registered under Section 8 of the
                         Investment Company Act

              (e)  [ ]   Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940

              (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                         the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Section
                         240.13d-1(b)(1)(ii)(F)

              (g)  [X]   Parent Holding Company, in accordance with Section
                         240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

              (h)  [ ]   Group, in accordance with Section 240.13d-
                         1(b)(1)(ii)(H)

    Item 4    Ownership
    ------
              Not applicable. This Statement is being filed to report that the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

    Item 5    Ownership of Five Percent or Less of a Class
    ------
              If this Statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [x]

    Item 6    Ownership of More than Five Percent on Behalf of Another Person
    ------
              N/A

    Item 7    Identification and Classification of the Subsidiary Which
    ------    Acquired the Security Being Reported on by the Parent Holding
              Company


              See Exhibit 1.

    Item 8    Identification and Classification of Members of the Group
    ------

              Not applicable.

    Item 9    Notice of Dissolution of Group
    ------

              Not applicable.
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CUSIP No. 891027-10-4                  13G                     Page 6 of 9 pages


     Item 10    Certification
     -------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     Signatures:
     -----------

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 14, 1997
     ---------------------------
     Date

     AMSOUTH BANCORPORATION



     By: /s/ Carl L. Gorday
         ---------------------------
         Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title
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CUSIP No. 891027-10-4                  13G                     Page 7 of 9 pages


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 14, 1997
     ------------------------
     Date



     AMSOUTH BANK OF ALABAMA



     By: /s/ Carl L. Gorday
         -----------------------------
         Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title